Exhibit 2.1

AGREEMENT OF MERGER AND
PLAN OF REORGANIZATION
among
WESTMOUNTAIN COMPANY
WASM ACQUISITION CORP. and
CYTOBIOSCIENCE, INC.
March 19, 2018

Exhibit 2.1 Merger Agreement -- Page 1

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION is made and entered into on March 19, 2018, by and among WESTMOUNTAIN COMPANY, a Colorado corporation ("Parent"), WASM ACQUISITION CORP., a Colorado corporation ("Acquisition Corp."), which is a wholly-owned subsidiary of Parent, and CYTOBIOSCIENCE, INC., a company incorporated in the State of Delaware (the "Company").
W I T N E S S E T H :
WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and shareholders for Acquisition Corp. to be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of Acquisition Corp. has approved the Merger in accordance with the Colorado Business Corporation Act (the "BCA") and the Board of Directors of the Company has approved the Merger in accordance the Delaware General Corporation Law ("DGCL"), and upon the terms and subject to the conditions set forth herein and in the Statement of Merger (the "Statement of Merger") attached as Exhibit A hereto; and the Board of Directors of Parent has also approved this Agreement and the Statement of Merger;
WHEREAS, the Board of Directors of the Company have recommended to the Stockholders that they should approve, by written consent pursuant to the DGCL, this Agreement and the Statement of Merger and the transactions contemplated hereby and thereby, including without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Statement of Merger and the transactions contemplated and described hereby and thereby, including without limitation, the Merger; and
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:
1.             The Merger.
1.1             Merger Subject to the terms and conditions of this Agreement and the Statement of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with the BCA and the DGCL.  At the Effective Time (as hereinafter defined), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware under the name of CytoAnalytics, Inc., or some derivation thereof. The Parent and the Company shall cooperate and use good faith, commercially reasonable efforts to cause the Merger to be treated as a tax-free reorganization pursuant to Section 368 of the Code.

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1.2             Effective Time The Merger shall become effective on the date and at the time the Articles of Merger are filed with the Secretary of State of the State of Colorado in accordance with the BCA and the Secretary of State of the State of Delaware in accordance with the DGCL, if applicable.  The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "Effective Time."
1.3            Articles of Incorporation, By-laws, Directors and Officers.
(a)             The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with applicable law.
(b)             The By-laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-laws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such By-laws.
(c)             The directors and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time (except, in the case of directors, as described in Section 6.4) until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or By-laws of the Surviving Corporation.
1.4             Assets and Liabilities At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the "Constituent Corporations"); and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the constituent corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective constituent corporations, and the title to any real estate vested by deed or otherwise in either of the such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

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1.5           Manner and Basis of Converting Shares.
(a)           At the Effective Time:
(i)           each share of common stock, par value $0.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such proportionate number of common shares, par value $0.001 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;
(ii)           the shares of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock"), which shares at the Closing will constitute all of the issued and outstanding shares of Common Stock of the Company, beneficially owned by the Stockholders listed in Schedule 2.4 (other than shares of Company Common Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders (subject to adjustment by the Company prior to closing as to the allocation of consideration among Company Stockholders without changing the total consideration).  Each of the pre-merger officers, directors and shareholders of the Company, and each of the pre-merger officers, directors and 10% or greater shareholders of Parent shall enter into customary lock-up agreements, attached as Exhibit E hereto;
(iii)           the shares of Series A Preferred Stock, par value $0.0001 per share, of the Company (the "Company Preferred Stock"), which shares together with the Company Common Stock at the Closing will constitute all of the issued and outstanding shares of capital stock of the Company, beneficially owned by the Stockholders listed in Schedule 2.4 (other than shares of Company Preferred Stock as to which appraisal rights are perfected pursuant to the applicable provisions of the DGCL and not withdrawn or otherwise forfeited), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive the number of shares of Parent Common Stock specified in Schedule 1.5 for each of the Stockholders (subject to adjustment by the Company prior to closing as to the allocation of consideration among Company Stockholders without changing the total consideration).  Each of the holders of the Company Preferred Stock shall enter into customary lock-up agreements, attached as Exhibit E hereto;
(iv)           each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist; and
(v)           warrants to purchase up to 2,000,000 shares of Company Common Stock issued in the Offering that shall be outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive warrants to purchase up to 2,000,000 shares of Parent Common Stock attached as Exhibit F hereto, exercisable contingent upon the authorization of additional shares of Parent Common Stock (the "Parent Warrants").
(b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

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1.6           Surrender and Exchange of Certificates Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed, Parent shall issue to each record holder of the Company Common Stock surrendering such certificate or certificates, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.5(a)(ii) hereof.  Until the certificate, certificates or affidavit is or are surrendered as contemplated by this Section 1.6 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.5 hereof for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.
1.7           Warrants. All outstanding options and warrants for Company Common Stock will be converted to Company Common Stock or cancelled prior to the closing, except for warrants for up to 2,000,000 shares which may be granted in the Offering, which will be converted on a one-for-one basis into the Parent Warrants.
1.8           Parent Common Stock  Parent agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.5(a)(ii) to be available for such purpose.  Parent further covenants that immediately prior to the Effective Time there will be no more than 9,517,402 shares of Parent Common Stock issued and outstanding and no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding.
1.9           Sale of Assets; Dividend.  Prior to, or concurrent with the Effective Time, Parent shall sell various assets, including, but not limited to, its Nexcore Healthcare Capital Corp. asset, and shall effect a cash dividend to the pre-merger Parent shareholders, consisting of the proceeds from the sale of the assets. In selling the assets, Parent shall not incur any liabilities which shall survive post-closing.
1.10           Lock-up Agreements.  Parent shall cause all of its officers, directors and holders of more than 5% of the outstanding Parent Common stock to enter into customary lock-up agreements, attached as Exhibit E hereto.
2.           Representations and Warranties of the Company The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:
2.1           Organization, Standing, Subsidiaries, Etc.

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(a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Statement of Merger and to carry out the terms hereof and thereof.  Copies of the Articles of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.
(b)           Except as described in Schedule 2.1, the Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  The Company owns all of the issued and outstanding capital stock or membership interests of the Subsidiaries free and clear of all Liens, and the Subsidiaries have no outstanding options, warrants or rights to purchase capital stock or other equity securities of such Subsidiaries, other than the capital stock or membership interests owned by the Company.  Unless the context otherwise requires, all references in this Section 2 to the "Company" shall be treated as being a reference to the Company and the Subsidiaries taken together as one enterprise.
2.2           Qualification The Company is duly qualified to conduct business as a  corporation and is in good standing with the State of Delaware and in each other jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the "Condition of the Company").
2.3           Capitalization of the Company The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 25,000,000 shares of Company Series A Preferred Stock. The Company has no authority to issue any other capital stock.  There are 9,508,540 shares of Company Common Stock and  24,352,242 shares of Company Series A Preferred Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and nonassessable.  Except as disclosed in Schedules 2.10, the Company has no outstanding warrants, stock options, rights or commitments to issue Company Common Stock or other Equity Securities of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company. All of the issued and outstanding Company Equity Securities were issued in compliance with applicable federal and state securities laws.
2.4           Company Stockholders Schedule 2.4 hereto contains a true and complete list of the names and addresses of the record owner of all of the outstanding shares of Company Common Stock and other Equity Securities of the Company, together with the number and percentage (on a fully-diluted basis) of securities held.  To the knowledge of the Company, except as described in Schedule 2.4, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the exercise of the voting rights of Company Common Stock. The Company Stockholders have full right, power, and authority to transfer, assign, convey, and deliver their respective Company Shares; and delivery of such Company Shares at the Effective Time will convey good and marketable title to such Company Shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances.

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2.5           Corporate Acts and Proceedings The execution, delivery and performance of this Agreement and the Statement of Merger (together, the "Merger Documents") have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing of the Statement of Merger referred to in Section 1.2.
2.6           Compliance with Laws and Instruments To the knowledge of the Company, the business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing, (b) will not cause the Company to violate or contravene in any material respect (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Articles of Incorporation or By-laws of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company, and (d) will not result in the creation or imposition of any material Lien upon any property or asset of the Company.
2.7     Binding Obligations The Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
2.8     Broker's and Finder's Fees With the exception of 1,500,000 shares of the Parent's common stock, $90,000 in cash and 160,000 warrants to purchase common stock, issued as broker or finder compensation, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, Parent, Acquisition Corp. or any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

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2.9     Financial Statements Attached hereto as Schedule 2.9 are the Company's audited Consolidated Balance Sheet, Consolidated Statement of Operations, Consolidated Statement of Changes in Shareholders' Equity and Consolidated Statement of Cash Flows as of and for the years ended December 31, 2016 and 2015, and the Company's unaudited Consolidated Balance Sheet (the "Balance Sheet") as of September 30, 2017 (the "Balance Sheet Date") and related Statement of Operations, Consolidated Statement of Changes in Shareholders' Equity and Consolidated Statement of Cash Flows as of and for the period ended September 30, 2017.  Such financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (iii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior accounting periods.
2.10           Absence of Undisclosed Liabilities The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.10 and/or Schedule 2.11 hereto, (b) to the extent set forth on or reserved against in the Balance Sheet, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company and (d) by the specific terms of any written agreement, document or arrangement identified in the Schedules or provided to Parent prior to closing.
2.11           Changes/Indebtedness Since the Balance Sheet Date, except as disclosed in Schedule 2.11 hereto, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, or (g) entered into any transaction other than in the usual and ordinary course of business.
2.12           Employee Benefit Plans; ERISASchedule 2.12 lists all:  (i) "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company and covering employees of the Company, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA (collectively, the "Company Benefit Plans"); and (ii) life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit plans, contracts (other than individual employment, consultancy or severance contracts), policies or practices of the Company providing employee or executive compensation or benefits to its employees, other than the Company Benefit Plans (collectively, the "Benefit Arrangements").  Each Company Benefit Plan and Benefit Arrangement has been maintained and administered in all material respects in accordance with applicable law.
2.13           Title to Property and Encumbrances Except as disclosed in Schedule 2.13 hereto, the Company has good, valid and indefeasible marketable title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Balance Sheet Date and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

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2.14           Litigation Except as set forth on Schedule 2.14, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that is reasonably likely to result in or form the basis for any such action, suit, arbitration or other proceeding.  To the knowledge of the Company, the Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority. No legal proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Company, threatened, against the Company.
2.15           Disclosure There is no fact relating to the Company that the Company has not disclosed to Parent that materially and adversely affects or, insofar as the Company can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company.  No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
2.17           Contracts.  The Company has provided, or will provide the Parent, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which the Company is a party or by which it or any of its assets, products, technology, or properties are bound.

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2.18           Intellectual Property.  The Company owns or has the right to use all Intellectual Property (as hereinafter defined) necessary (a) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") and (b) to operate the internal systems of the Company that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems").  The Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "the Company Intellectual Property").  Each item of the Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Company has taken all reasonable measures to protect the proprietary nature of each item of the Company Intellectual Property.  To the knowledge of the Company, (i) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company except pursuant to agreements or licenses entered into by the Company and such person in the ordinary course, and (ii) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.  For purposes of this Agreement, "Intellectual Property" means all patents and patent applications, copyrights and registrations thereof, computer software, data and documentation, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, trademarks, service marks, trade names, domain names and applications and registrations therefor, and other proprietary rights relating to any of the foregoing.
2.19           Certain Business Relationships With Affiliates.  Except as set forth in Schedule 2.19 hereto, or as contemplated by employment agreements, consulting agreements and the agreements contemplated by the transactions contemplated by this Agreement, no affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.
3.           Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. jointly and severally represent and warrant to the Company, as follows:
3.1           Organization and Standing Parent is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles or Certificates of Incorporation and By-laws as now in effect.  Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Except as disclosed in Schedule 3.1 hereto, neither Parent nor Acquisition Corp. has any subsidiaries (except Parent as the sole stockholder of Acquisition Corp.) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent.  Unless the context otherwise requires, all references in this Section 3 to the "Parent" shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

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3.2           Corporate Authority Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.
3.3           Broker's and Finder's Fees Except as described in Section 2.8, no person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker's or finder's fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Statement of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby.  Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims he, she or it introduced Parent or Acquisition Corp. to, or assisted them with, the transactions contemplated by or described herein.
3.4           Capitalization of Parent  At the Effective Date, the authorized capital stock of Parent will consist of (a) 100,000,000 shares of common stock, par value $0.001 per share (the "Parent Common Stock"), of which not more than 9,517,402 shares will be, prior to the Effective Time, issued and outstanding, and (b) 1,000,000 shares of preferred stock, par value $0.10 per share (the "Parent Preferred Stock"), of which no shares are issued or outstanding.  Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.
3.5           Acquisition Corp. Acquisition Corp. is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Statement of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Statement of Merger.

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3.6           Validity of Shares The 40,482,598 shares of Parent Common Stock expected to be issued at the Closing pursuant to Section 1.5(a)(ii) hereof (inclusive of up to 2,000,000 shares issued for 2,000,000 shares of Company Common Stock to be issued in the Offering), when issued and delivered in accordance with the terms hereof and of the Statement of Merger, shall be duly and validly issued, fully paid and nonassessable.  The Parent Warrants to be issued at the Closing pursuant to Section 1.5(a)(v), when issued and delivered in accordance with the terms hereof and of the Statement of Merger, shall be duly and validly issued, fully paid and nonassessable.   Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.5(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.
3.7           SEC Reporting and Compliance  (a)    Parent filed a registration statement on Form SB-2 under the Securities Act which became effective on January 17, 2008. Parent has filed with the Commission all reports required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act.
(b)           Parent has delivered to the Company true and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other statements reports and filings (collectively, the "Parent SEC Documents") filed by the Parent with the Commission. None of Parent's Subsidiaries is required to file any documents with the Commission.  As of the time it was filed with the Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Parent SEC Document.  The certifications and statements relating to the Parent SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

Exhibit 2.1 Merger Agreement -- Page 12

(c)           Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since December 1, 2017.  Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission since December 1, 2017 and any and all subsequent statements, reports and filings filed by the Parent with the Commission or delivered to the stockholders of Parent.
(d)           The shares of Parent Common Stock are quoted on the OTCPink marketplace.
(e)           Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act.
3.8           Financial Statements The balance sheets, and statements of operations, statements of changes in shareholders' equity and statements of cash flows contained in the Parent SEC Documents (the "Parent Financial Statements") (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, are audited by, and include the related report of EKS&H, LLLP, Parent's independent certified public accountants.
3.9           Governmental Consents All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.
3.10           Compliance with Laws and Instruments The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Statement of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Statement of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective articles or Articles of incorporation or by-laws as amended and in effect on and as of the Closing Date and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.
3.11           No General Solicitation In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

Exhibit 2.1 Merger Agreement -- Page 13

3.12           Binding Obligations The Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
3.13           Absence of Undisclosed Liabilities Neither Parent nor Acquisition Corp. has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the audited balance sheet of Parent as of December 31, 2016 (the "Parent Balance Sheet") or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since September 30, 2017 (the "Parent Balance Sheet Date"), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the "Condition of the Parent"), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents.
3.14           Changes Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent's knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) cancelled or compromised any debt or claim, or waived or released any right of material value, (e) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of the Parent, (f) entered into any transaction other than in the usual and ordinary course of business, (g) encountered any labor union difficulties, (h) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (i) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (j) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (k) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (l) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (m) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (n) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (o) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (p) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (q) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Exhibit 2.1 Merger Agreement -- Page 14

3.15           Tax Returns and Audits All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent.  The Parent is not and has not been delinquent in the payment of any Tax.  The Parent has not had a Tax deficiency assessed against it.  None of the Parent's federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.
3.16           Employment Matters; Employee Benefit Plans; ERISA There is no claim or grievance pending or threatened relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, work rule (together with all policies and supplements related thereto), privacy right, labor dispute, safety, retaliation, immigration or discrimination matters involving any Parent associate, including charges of unfair labor practices or harassment complaints. There are no "employee benefit plans" (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Parent.
3.17           Litigation There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business, and after reasonable investigation, the Parent is not aware of any incident, transaction, occurrence or circumstance that is reasonably likely to result in or form the basis for any such action, suit, arbitration or other proceeding.  To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority. No legal proceeding arising under or pursuant to Environmental Laws is pending, or to the knowledge of the Parent, threatened, against the Parent or Acquisition Corp.

Exhibit 2.1 Merger Agreement -- Page 15

4.             Conduct of Businesses Pending the Merger.
4.1           Conduct of Business by the Company Pending the Merger Prior to the Effective Time, unless Parent or Acquisition Corp. shall otherwise agree in writing or as otherwise contemplated by this Agreement:
(a)           the business of the Company shall be conducted only in the ordinary course;
(b)           the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Articles of Incorporation or By-laws; or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;
(c)           the Company shall not (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire any shares of, Company Common Stock; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;
(d)           the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;
(e)           the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and
(f)           the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement.

Exhibit 2.1 Merger Agreement -- Page 16

4.2           Conduct of Business by Parent and Acquisition Corp. Pending the Merger Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:
(a)           the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. as of the Closing Date;
(b)           neither Parent nor Acquisition Corp. shall (A) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (B) amend its articles or Articles of incorporation or by-laws; or (C) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock, with the exception of cash dividends to be distributed to the pre-merger shareholders of the Parent, subsequent to the sale of various assets of Parent, including, but not limited to Parent's NexCore assets, which shall take place prior to, or concurrent with, the Closing; and
(c)           neither Parent nor Acquisition Corp. shall (A) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (B) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Sections 4.2(a) and 4.2(b) hereof); (C) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (D) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or (E) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge; consolidate or enter into any other material business contract or enter into any negotiations in connection therewith.
(d)           neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph).  Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement.  Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing; and
(e) neither the Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees.

Exhibit 2.1 Merger Agreement -- Page 17

5.            Additional Agreements.
5.1           Access and Information The Company, Parent and Acquisition Corp. shall each afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request; provided, that no investigation pursuant to this Section 5.1 shall affect any representations or warranties made herein.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information (other than such information which (i) is already in such party's possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party's directors, officers, employees and representatives of such party's advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).  If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.
5.2      Additional Agreements Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).  In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action. Without limiting the foregoing, Parent shall cooperate with the Company and provide all information reasonably requested to prepare and distribute a proxy or information statement to obtain the Company Stockholders' approval or consent for the Merger and related matters.

Exhibit 2.1 Merger Agreement -- Page 18

5.3           Publicity No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock; provided, that in such case Parent will use its best efforts to allow the Company to review and reasonably approve any press release or public announcement prior to its release.
5.4           Appointment of Directors Parent shall accept the resignation of the current officers and directors of Parent as provided by Section 6.2 hereof, and shall cause the persons listed as directors in Exhibit G hereto (such persons, the "New Directors") to be elected to the Board of Directors of Parent, in each case immediately upon the Effective Time, except that the resignation and election of certain directors (as identified on Exhibit G) shall be delayed until compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder, as set forth in Section 6.2 hereof (which the Surviving Company agrees to comply with promptly following the Effective Time, and in any event within two business days of the Effective Time).  Pending election of the New Directors as contemplated in this Section 5.4, except with the express written consent of James Garvin or as expressly authorized by this Agreement,
(a)           neither Parent nor the Surviving Corporation shall:
                      (i)           take any actions inconsistent with this Agreement,
                      (ii)          incur any expenditures in excess of $25,000 in the aggregate;
                      (iii)         directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock;
                      (iv)         amend its articles or Articles of incorporation or by-laws;
                      (v)          split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;
                      (vi)         issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock;
                      (vii)        acquire or dispose of any assets;
                      (viii)       incur Indebtedness or any other liabilities or enter or obligate itself to enter into any transaction;

Exhibit 2.1 Merger Agreement -- Page 19

                      (ix)         enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into, amend or otherwise alter any other material business contract or enter into any negotiations in connection therewith;
                      (x)          enter into, amend or otherwise alter any employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers or employees; or
                      (xi)         enter into, or obligate itself to enter into, any contract, agreement, commitment or arrangement with respect to any of the foregoing; and
(b)         Parent and the Surviving Corporation shall:
(i)           take all actions reasonably requested by James Garvin (the parties agreeing that an action is reasonably requested if the action is consistent with the conduct of the Company's business as it existed immediately prior to the Effective Time);
(ii)           from and after the Effective Time, conduct the business of Parent and the Surviving Corporation in the ordinary course of the Company's business as it existed immediately prior to the Effective Time; and
(iii)           consult with James Garvin prior to taking any action.
The Parent shall cause the Surviving Corporation to comply with the provisions of this Section 5.4.  The parties acknowledge and agree that it would be impossible or inadequate to measure and calculate the Company's and the Company's Stockholders' damages from a breach of this Section 5.4.  Accordingly, the parties agree that if either Parent or the Surviving Corporation breaches, or threatens to breach, any provision of this Section 5.4, James Garvin on behalf of the Company and the Company Stockholders will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of such provisions.  The parties further agree that no bond or other security shall be required in obtaining such equitable relief, or if a bond or other security is required, the amount of such bond or other security shall not exceed $100, and the Parent and the Surviving Corporation hereby consent to the issuance of such injunction and to the ordering of specific performance. The parties agree that James Garvin is an express intended third party beneficiary of the provisions of this Section 5.4 and may enforce such provisions as if he was a party hereto.
At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent's Board of Directors shall be accomplished in accordance with the by-laws of Parent.
5.5           Parent Name Change and Amendment to Articles of Incorporation. As soon as practicable following the Closing, the Surviving Entity shall take all required legal actions, including the filing of a Proxy Statement on Schedule 14A, or an Information Statement on Schedule 14C under the Exchange Act, to amend the Parent's articles of incorporation in order to 1) include provisions similar to those found in articles of incorporation customarily used by public companies, 2) cancel the Parent's preferred class of shares, 3) change its corporate name to CytoBioscience, Inc. or some derivation thereof, and 4) adopt any other changes reasonable necessary to effect the provisions of this Agreement.

Exhibit 2.1 Merger Agreement -- Page 20

5.6           Stockholder Approval. The Company shall, in accordance with the DGCL and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of the Stockholders as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger (the "Company Stockholder Consent").  Alternatively, the Company shall use its best efforts to obtain, in lieu of holding the stockholder meeting, the written consent of Company stockholders and/or waivers necessary under its certificate of incorporation, bylaws and the DGCL to obtain the Company Stockholder Consent.
6.           Conditions of Parties' Obligations.
6.1           Conditions to Obligations of Parent and Acquisition Corp. The obligations of Parent and Acquisition Corp. under this Agreement and the Statement of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.
(a)           No Errors, etc. The representations and warranties of the Company under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.
(b)           Compliance with Agreement.  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.
(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and since the Balance Sheet Date, there shall have been no material adverse change in the Condition of the Company.
(d)           Certificate of Officer.  The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by James Garvin, CEO of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 6.1.
(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by the Merger Documents.
(f)           Supporting Documents.  Parent and Acquisition Corp. shall have received the following:

Exhibit 2.1 Merger Agreement -- Page 21

(1)           Copies of resolutions of the Board of Directors and the Stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.
(2)           A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.
(3)           A certificate, dated the Closing Date, executed by the Company's Secretary, certifying that, except for the filing of the Statement of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Statement of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by the Merger Documents.
(4)           Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a  corporation and is in good standing in  each other state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.
(5)           The Company Stockholder Consent.
(6)           The signed lock-up agreements referenced in Section 1 of this Agreement.
(7)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.
(g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp.  The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.

Exhibit 2.1 Merger Agreement -- Page 22

(h)           Financial Statements.  Company shall have provided parent with its audited financial statements for the years ended December 31, 2016 and 2015, as well as unaudited, reviewed financial statements for the nine month period ended September 30, 2017.
(i)           Offering. The Company shall have engaged a broker/dealer to commence an equity offering in an amount of $1,500,000 (the "Offering"). The Offering will include shares of Company Common Stock which will convert to up to 2,000,000 shares of Parent Common Stock and warrant which will be converted on a one-for-one basis to warrants for Parent Common Stock exercisable contingent upon the authorization of additional shares. The parties agree that Divine Capital will be an acceptable broker to conduct the Offering, and that the broker will be paid a cash success fee of between 4% and 8% of the proceeds of the Offering (4% on $750,000 and 8% on the remaining $750,000 plus up to 160,000 warrants, representing 8% of the Offering proceeds, which will convert to Parent Company warrants exercisable contingent upon the additional authorized shares).
6.2      Conditions to Obligations of Company. The obligations of the Company under this Agreement and the Statement of Merger are subject to the fulfillment at or prior to the Closing of the conditions precedent specified in paragraph (f) of Section 6.1 hereof and the following additional conditions:
(a)           No Errors, etc.  The representations and warranties of Parent and Acquisition Corp. under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.
(b)           Compliance with Agreement.  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Statement of Merger to be performed or complied with by them on or before the Closing Date.
(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since the Parent Balance Sheet Date, there shall have been no material adverse change in the Condition of the Parent.
(d)           Certificate of Officer.  Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 6.2.
(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by the Merger Documents
(f)           Supporting Documents.  The Company shall have received the following:

Exhibit 2.1 Merger Agreement -- Page 23

(1)           Copies of resolutions of Parent's and Acquisition Corp.'s respective boards of directors and the sole shareholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Statement of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.
(2)           A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) above and further certifying that the articles or certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.
(3)           A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Statement of Merger:  (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Statement of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Statement of Merger or the carrying out of the transactions contemplated by any of the Merger Documents.
(4)           A certificate of Corporate Stock Transfer, Inc., Parent's transfer agent and registrar, certifying as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.
(5)           A letter from Corporate Stock Transfer, Inc., Parent's transfer agent and registrar setting forth that the number of shares of Parent Common Stock that would be issued and outstanding as of the Closing Date but prior to the closing of the Merger, is no more than 9,517,402 shares of Parent Common.
(6)           An agreement in writing from EKS&H, LLLP, in form and substance reasonably satisfactory to the Company, to deliver copies of the audit opinions and audit reports with respect to any and all financial statements of Parent that had been audited by such firm.
(7)           The executed resignation of Brian L. Klemsz, Steve Anderson, and Joni Troska as officers of Parent, with the officer resignation to take effect at the Effective Time, and with the resignation of Mr. Klemsz as a director to take effect upon Parent's compliance with Section 14(f) of the Exchange Act and rules promulgated thereunder.

Exhibit 2.1 Merger Agreement -- Page 24

(8)           Evidence as of a recent date of the good standing and corporate existence of the Parent made available to the Company by the Secretary of State of Colorado and evidence that the Parent is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.
(9)           Evidence as of a recent date of the good standing and corporate existence of Acquisition Corp. issued by the Secretary of State of Colorado.
(10)           Evidence as of no later than the closing date that all employees of Parent and Acquisition Corp. have either been terminated or offered employment with an entity which will be unrelated to the Surviving Corporation post-closing, and evidence that all items of compensation, severance and related Taxes and benefits have been satisfied pre-closing or will be satisfied post-closing with no further payment or obligation on the part of Parent or Surviving Corporation, except for the Holdover Employees.
(11)           The Company Stockholder Consent.
(12)           The signed lock-up agreements referenced in Section 1 of this Agreement.
(13)           Such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.
(g)           Proceedings and Documents.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.
(h)           Cash at Closing.    Parent shall have cash on hand in an amount of $500,000 net cash, plus the Holdover Employee Amount in Parent's bank account which shall be unencumbered and available for use by the Surviving Entity.
(i)           Offering Commitment.    Parent shall have committed investors to purchase at least $750,000 of securities in the Offering, at a price per unit of $0.75.
The Company may waive compliance with any of the conditions precedent specified in this Section 6.2.
7.           Survival of Representations and Warranties The representations and warranties of the parties made in Sections 2 and 3 of this Agreement (including the Schedules to the Agreement which are hereby incorporated by reference) shall survive for twelve months beyond the Effective Time.  This Section 7 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Exhibit 2.1 Merger Agreement -- Page 25

8.           Amendment of Agreement This Agreement and the Statement of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Statement of Merger by the parties thereto.
9.           Definitions Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
"Acquisition Corp." means WASM ACQUISITION Corp., a Colorado corporation.
"Acquisition Proposal" shall have the meaning assigned to such term in each of Section 5.1(e) and Section 5.2(d) hereof, as applicable.
"Affiliate" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.
"Agreement" shall mean this Agreement.
"Balance Sheet" and "Balance Sheet Date" shall have the meanings assigned to such terms in Section 2.9 hereof.
"Benefit Arrangements" shall have the meaning assigned to it in Section 2.12 hereof.
"Statement of Merger" shall have the meaning assigned to it in the second recital of this Agreement.
"Closing" and "Closing Date" shall have the meanings assigned to such terms in Section 10 hereof.
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Commission" shall mean the U.S. Securities and Exchange Commission.
"Company" shall mean CytoBioscience., a Delaware corporation.
"Company Common Stock" shall have the meaning assigned to it in Section 1.5(a)(ii).
"Company Benefit Plans" shall have the meaning assigned to it in Section 2.12 hereof.
 "Company Stockholder Consent" shall have the meaning assigned to it in Section 5.6.

Exhibit 2.1 Merger Agreement -- Page 26

"Company Warrants" shall have the meaning assigned to it in Section 1.7(a) hereof.
"Condition of the Company" shall have the meaning assigned to it in Section 2.2 hereof.
"Condition of the Parent" shall have the meaning assigned to it in Section 3.13 hereof.
"Constituent Corporations" shall have the meaning assigned to it in Section 1.4 hereof.
"Default" shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Statement of Merger, if such default or failure in performance shall remain unremedied for five (5) days.
"BCA" shall have the meaning assigned to it in the second recital hereof.
"DGCL" shall have the meaning assigned to it in the second recital hereof.
"Effective Time" shall have the meaning assigned to it in Section 1.2 hereof.
"Environmental Laws" shall mean any federal, state, local, municipal, foreign or other law, statute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body, relating to (x) pollution, contamination, protection, remediation or reclamation of the environment, (y) emissions, discharges, disseminations, releases or threatened releases of hazardous substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of hazardous substances.
"Equity Security" shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.
"ERISA" shall have the meaning assigned to it in Section 2.12 hereof.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

Exhibit 2.1 Merger Agreement -- Page 27

"Event of Default" shall mean (a) the failure of the Company or Parent, as applicable to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within five (5) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company or Parent to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.
"GAAP" shall have the meaning assigned to it in Section 2.9 hereof.
"Holdover Employees" shall mean the current employees of Parent listed on Schedule 6.2(f)(10) hereto, who may remain employed with the Parent after the closing until no later than February 20, 2018.
"Holdover Employee Amount" shall mean an amount of money necessary to cover all unpaid compensation and related taxes and benefits associated with the Holdover Employees.
"Indebtedness" shall mean any obligation of the Company or Parent, as applicable, which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company or Parent shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.
"Indebtedness for Borrowed Money" shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company or Parent, as applicable, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or Parent, as applicable, or for which the Company is otherwise contingently liable.
"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.
"knowledge" and "know" means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual "knowledge" of such fact or other matter, or had actual "knowledge" during the time of such service of such fact or other matter, or would have had "knowledge" of such particular fact or matter after due inquiry.
"Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

Exhibit 2.1 Merger Agreement -- Page 28

"Memorandum" shall have the meaning assigned to it in the fourth recital hereof.
"Merger" shall have the meaning assigned to it in the first recital hereof.
"Merger Documents" shall have the meaning assigned to it in Section 2.5 hereof.
"Offering" shall have the meaning assigned to it in Section 6.1(i) hereof.
"Parent" shall mean WestMountain Company, a Colorado corporation.
"Parent Balance Sheet" and "Parent Balance Sheet Date" shall have the meanings assigned to them in Section 3.13 hereof.
"Parent Common Stock" shall have the meaning assigned to it in Section 3.4 hereof.
"Parent Preferred Stock" shall have the meaning assigned to it in Section 3.4 hereof.
"Parent Employee Benefit Plans" shall have the meaning assigned to it in Section 3.16 hereof.
"Parent Financial Statements" shall have the meaning assigned to it in Section 3.8 hereof.
"Parent SEC Documents" shall have the meaning assigned to it in Section 3.7(b) hereof.
"Parent Warrants" shall have the meaning assigned to it in Section 1.5(a)(v) hereof.
"Patent and Trademark Rights" shall have the meaning assigned to it in Section 2.15 hereof.
"Permitted Liens" shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers', warehousemen's, mechanics', laborers' and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

Exhibit 2.1 Merger Agreement -- Page 29

"Person" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Stockholders" shall mean all of the stockholders of the Company.
"Subsidiaries" shall have the meaning assigned to it in Section 2.1(b) hereof.
"Surviving Corporation" shall have the meaning assigned to it in Section 1.1 hereof.
"Tax" or "Taxes" shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).
"Tax Return" shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.
10.      Closing The closing of the Merger (the "Closing") shall occur on or before March 31, 2018 (the "Closing Date").  The Closing shall occur at the offices of Bart and Associates, LLC, or at a location mutually agreed upon by the Parties.  At the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.5(a)(ii) hereof to them pursuant to Sections 1.6 and 4 hereof.  Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers' certificate and opinion referred to in Section 6.2 hereof. All of the other documents, certificates and agreements referenced in Section 6 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Exhibit 2.1 Merger Agreement -- Page 30

11.           Termination Prior to Closing.
11.1           Termination of Agreement This Agreement may be terminated at any time prior to the Closing:
(a)           By the mutual written consent of the Company, Acquisition Corp. and Parent;
(b)           By the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and Acquisition Corp. of its intent to terminate this Agreement pursuant to this paragraph (b);
(c)           By Parent and Acquisition Corp., if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or Acquisition Corp. has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);
(d)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company, which prohibits or materially restrains any of them from consummating the transactions contemplated hereby; provided, that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency;
(e)           By the Parent and Acquisition Corp., if they deem in their sole and complete discretion, that the final audited financials statements yet to be provided by the Company under Section 2.9 are materially different in any aspect from the unaudited financial statements which have previously been provided;
(f)           By the Parent and Acquisition Corp., if they deem in their sole and complete discretion, that any aspect of the Company's business or status is materially different from its situation as disclosed to the Parent and Acquisition Corp. by the Company as of August 30, 2017;
(i)           By either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to February 20, 2018 for any reason other than delay or nonperformance of the party seeking such termination.
11.2           Termination of Obligations. Termination of this Agreement pursuant to this Section 11 shall terminate all obligations of the parties hereunder, except for the obligations under Section 6.1; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 11.1 shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

Exhibit 2.1 Merger Agreement -- Page 31

12.           Miscellaneous.
12.1           Notices Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:
If to Parent
or Acquisition Corp.:          WestMountain Company
1001-A E. Harmony Road #366
Fort Collins, CO 80525
Attn: Brian Klemsz, CEO

With a copy to:	Bart and Associates, LLC
8400 East Prentice Avenue
Suite 1500
Greenwood Village, Colorado  80111
Attention:  Ken Bart, Esq.

If to the Company:	CytoBioscience, Inc. 3463 Magic Drive, Suite 120 San Antonio, TX 78229 Attn: Dr. James Garvin, Ph.D., Chief Executive Officer

With a copy to:	Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama  35203
Attention: Gregory S. Curran
Facsimile:(205) 254-1999

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such party.
12.2           Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.
12.3     Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.
12.4     Time. Time is of the essence in the performance of the parties' respective obligations herein contained.
12.5           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.6           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.
12.7           No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.
12.8           Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.
12.9           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in Denver, Colorado, and further irrevocably waive any claim that any suit, action or proceeding brought in Denver, Colorado has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[SIGNATURE PAGE FOLLOWS]

Exhibit 2.1 Merger Agreement -- Page 32

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.
PARENT: WESTMOUNTAIN COMPANY By: /s/ Brian Klemsz
ACQUISITION CORP.: WASM ACQUISITION CORP. By: /s/ Brian Klemsz
THE COMPANY: CYTOBIOSCIENCE, INC. By: /s/ James R. Garvin James R. Garvin, Chief Executive Officer

Exhibit 2.1 Merger Agreement -- Page 33